UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.     )

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PriceSmart, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PRICESMART, INC.

NOTICE OF ANNUAL MEETING OF

STOCKHOLDERS AND PROXY STATEMENT

TO THE STOCKHOLDERS OF PRICESMART, INC.:

Notice is hereby given that the Annual Meeting of the Stockholders of PriceSmart, Inc. (the “Company”), will be held at 10:00 a.m. on Tuesday, January 23, 2007 at the Company’s corporate headquarters, 9740 Scranton Road, San Diego, California, 92121 for the following purposes:

1.	To elect directors for the ensuing year, to serve until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified. The Board of Directors of the Company has nominated and recommends for election as directors the following eight persons:

Murray Galinson	Lawrence B. Krause	Keene Wolcott
Katherine L. Hensley	Jack McGrory	Edgar A. Zurcher
Leon C. Janks	Robert E. Price

2.	To transact such other business as may be properly brought before the Annual Meeting or any adjournment thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. The Board of Directors has fixed the close of business on November 27, 2006 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. A list of such stockholders shall be open to the examination of any stockholder at the Annual Meeting and for a period of ten days prior to the date of the Annual Meeting at the offices of PriceSmart, Inc., 9740 Scranton Road, San Diego, California 92121.

Accompanying this Notice is a Proxy. WHETHER OR NOT YOU EXPECT TO BE AT THE ANNUAL MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY, OR YOU MAY VOTE YOUR SHARES BY TELEPHONE OR OVER THE INTERNET, AS DESCRIBED IN THE ENCLOSED PROXY. If you plan to attend the Annual Meeting and wish to vote your shares personally, you may do so at any time before the Proxy is voted.

All stockholders are cordially invited to attend the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Robert M. Gans

Secretary

San Diego, California

December 4, 2006

PRICESMART, INC.

9740 Scranton Road

San Diego, California 92121

PROXY STATEMENT

for

ANNUAL MEETING OF STOCKHOLDERS

January 23, 2007

The Board of Directors of PriceSmart, Inc., a Delaware corporation (the “Company”), is soliciting the enclosed Proxy for use at the Annual Meeting of Stockholders of the Company to be held on January 23, 2007 (the “Annual Meeting”), and at any adjournments thereof. This Proxy Statement will be first sent to stockholders on or about December 4, 2006. You can submit your Proxy by mail or you may provide voting instructions for your shares by telephone or via the Internet. Instructions for voting by telephone, by using the Internet or by mail are described on the enclosed Proxy. Unless contrary instructions are indicated on the Proxy, all shares represented by valid proxies received pursuant to this solicitation (and not revoked before they are voted) will be voted for the election of the Board of Directors’ nominees for directors, or for a substitute or substitutes in the event a nominee or nominees are unable to serve or decline to do so. As to any other business which may properly come before the Annual Meeting and be submitted to a vote of the stockholders, Proxies received by the Board of Directors will be voted in accordance with the best judgment of the holders thereof.

A Proxy may be revoked by written notice to the Secretary of the Company at any time prior to the Annual Meeting, by executing a later Proxy or by attending the Annual Meeting and voting in person.

The Company will bear the cost of solicitation of Proxies. In addition to the use of mails, Proxies may be solicited by personal interview, telephone, facsimile or e-mail, by officers, directors and other employees of the Company. The Company also will request persons, firms and corporations holding shares in their names, or in the names of their nominees, which are beneficially owned by others to send or cause to be sent Proxy material to, and obtain Proxies from, such beneficial owners and will reimburse such holders for their reasonable expenses in so doing.

The Company’s mailing address is 9740 Scranton Road, San Diego, California 92121.

Voting

Stockholders of record at the close of business on November 27, 2006 (the “Record Date”) will be entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.

As of November 27, 2006, 28,983,397 shares of the Company’s common stock, $.0001 par value per share (“Common Stock”), were outstanding, representing the only voting securities of the Company. Each share of Common Stock is entitled to one vote.

Votes cast by Proxy or in person at the Annual Meeting will be counted by the person appointed by the Company to act as Inspector of Election for the Annual Meeting. The Inspector of Election will treat shares represented by Proxies that reflect abstentions or include “broker non-votes” as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Because directors are elected by a plurality of the votes of the shares present in person or represented by Proxy at the Annual Meeting and entitled to vote on the election of directors, abstentions and “broker non-votes” do not constitute a vote “for” or “against” any nominee for the Board of Directors and thus will be disregarded in the calculation of “votes cast” for purposes of electing nominees to the Board of Directors. Any unmarked Proxies, including those submitted by brokers or nominees, will be voted in favor of the nominees for the Board of Directors, as indicated in the accompanying Proxy card.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Company’s Common Stock as of October 31, 2006 by (1) each of its directors, (2) each of its Named Executive Officers, (3) each person or group known by it to own beneficially more than 5% of the Common Stock and (4) all directors and executive officers as a group.

Name and Address (1)	Number of Shares of Common Stock Beneficially Owned (2)	Percentage of Shares of Common Stock Beneficially Owned
Robert E. Price (3)(4)	14,388,292	49.7%
Murray L. Galinson (3)(5)	11,332,586	39.1%
Katherine L. Hensley (6)	27,289	*
Leon C. Janks (7)	25,424	*
Lawrence B. Krause (8)	22,674	*
Jack McGrory (3)(9)	11,285,048	39.0%
Keene Wolcott	20,000	*
Edgar A. Zurcher (10)	903,767	3.1%
Jose Luis Laparte (11)	85,334	*
John Heffner (12)	32,000	*
Robert M. Gans (13)	69,951	*
William J. Naylon (14)	57,829	*
The Price group (15) 7979 Ivanhoe Ave., Suite 520 La Jolla, CA 92037	15,283,051	52.8%
Grupo Gigante, S.A. de C.V. Ave. Ejercito Nacional 769-A Delegacion Miguel Hidalgo Col. Nueva Granada 11520 Mexico, D.F., Mexico	1,667,333	5.8%
All executive officers and directors as a group (16 persons) (16)	15,851,504	54.1%

*	Less than 1%.

(1)	Except as indicated, the address of each person named in the table is c/o PriceSmart, Inc., 9740 Scranton Road, San Diego, California 92121.

(2)	Beneficial ownership of directors, executive officers and 5% or more stockholders includes both outstanding shares and shares issuable upon exercise or conversion of options, warrants or other securities that are currently exercisable or convertible or will become exercisable or convertible within 60 days after the date of this table. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and dispositive power with respect to all shares of stock beneficially owned by them.

(3)	Messrs. R. Price, Galinson, McGrory and Sol Price are co-managers of The Price Group, LLC. As such, for purposes of this table, they are each deemed to beneficially own shares of Common Stock held by The Price Group. Each of Messrs. R. Price, Galinson, McGrory and S. Price has shared voting and dispositive powers with respect to, and disclaims beneficial ownership of, the shares held by The Price Group. In addition, Messrs. R. Price, Galinson, McGrory and S. Price are directors of San Diego Revitalization Corp. As such, for purposes of this table, they are each deemed to beneficially own 3,885,335 shares of Common Stock held by San Diego Revitalization Corp. Each of Messrs. R. Price, Galinson, McGrory and S. Price has shared voting and dispositive powers with respect to, and disclaims beneficial ownership of, the shares held by San Diego Revitalization Corp. If the percentages of shares of Common Stock beneficially owned by
Messrs. R. Price, Galinson, McGrory and S. Price were calculated without regard to the shares held by The

Price Group or San Diego Revitalization Corp., they would own 10.8%, 0.0%, 0.0% and 7.3%, respectively, of the Common Stock.

(4)	Includes 2,245,168 shares of Common Stock held by the Robert & Allison Price Charitable Remainder Trust, of which Mr. R. Price is a trustee. Also includes 812,395 shares of Common Stock held by the Robert and Allison Price Trust, of which Mr. R. Price is a trustee. Also includes 56,945 shares of Common Stock held by a trust for the benefit of Mr. R. Price’s minor children, of which Mr. R. Price is a trustee.

(5)	Includes 6,134 shares of Common Stock subject to options that are currently exercisable or will become exercisable within 60 days after the date of this table. Also includes 40,248 shares of Common Stock held by a trust for the benefit of Mr. S. Price’s grandchildren, of which Mr. Galinson is a co-trustee. Mr. Galinson disclaims beneficial ownership of the shares held by the trust.

(6)	Includes 16,934 shares of Common Stock subject to options that are currently exercisable or will become exercisable within 60 days after the date of this table. Also includes 900 shares of Common Stock held in a trust of which Ms. Hensley is a beneficiary and for which she serves as trustee.

(7)	Includes 20,134 shares of Common Stock subject to options that are currently exercisable or will become exercisable within 60 days after the date of this table.

(8)	Includes 8,134 shares of Common Stock subject to options that are currently exercisable or will become exercisable within 60 days after the date of this table. Also includes 4,540 shares of Common Stock held by the Krause Family Limited Partnership, of which Mr. Krause is a general partner, and 10,000 shares of Common Stock held by the Krause Family Trust, of which Mr. Krause is a trustee.

(9)	Includes 6,134 shares of Common Stock subject to options that are currently exercisable or will become exercisable within 60 days after the date of this table. Also includes 5,210 shares of Common Stock held by a trust for the benefit of Mr. S. Price’s grandchildren, of which Mr. McGrory is a co-trustee. Mr. McGrory disclaims beneficial ownership of the shares held by the trust.

(10)	Includes 6,134 shares of Common Stock subject to options that are currently exercisable or will become exercisable within 60 days after the date of this table. Also includes 897,633 shares of Common Stock held by PSC, S.A., of which Mr. Zurcher is a director and 9.1% shareholder. Mr. Zurcher disclaims beneficial ownership of the shares held by PSC, S.A.

(11)	Includes 53,334 shares of Common Stock subject to options that are currently exercisable or will become exercisable within 60 days after the date of this table and 32,000 shares of restricted Common Stock that are subject to vesting restrictions.

(12)	Includes 16,000 shares of Common Stock subject to options that are currently exercisable or will become exercisable within 60 days after the date of this table and 16,000 shares of restricted Common Stock that are subject to vesting restrictions.

(13)	Includes 42,700 shares of Common Stock subject to options that are currently exercisable or will become exercisable within 60 days after the date of this table and 16,000 shares of restricted Common Stock that are subject to vesting restrictions.

(14)	Includes 33,100 shares subject to options that are currently exercisable or will become exercisable within 60 days after the date of this table and 16,000 shares of restricted Common Stock that are subject to vesting restrictions.

(15)	The Price group is comprised of The Price Group, the San Diego Revitalization Corp., Robert E. Price and Sol Price. Please see notes (3) and (4). Includes 894,159 shares of Common Stock held by the Sol and Helen Price Trust, of which Mr. S. Price is a trustee, and 600 shares held by the Price Family Charitable Trust, of which Mr. S. Price is a trustee.

(16)

See notes 3-14. Also includes (a) 50,964 shares of Common Stock beneficially owned by Brud Drachman, 33,070 of which are subject to options that are currently exercisable or will become exercisable within 60 days after the date of this table and 16,000 of which are shares of restricted Common Stock that are subject to vesting restrictions, (b) 47,338 shares of Common Stock beneficially owned by John D. Hildebrandt, 27,600 of which are subject to options that are currently exercisable or will become exercisable within 60 days after the date of this table and 16,000 shares of restricted Common Stock that are subject to vesting restrictions, (c) 69,951 shares of Common Stock beneficially owned by Thomas Martin, 42,700 of which are subject to options that are currently exercisable or will become exercisable within 60 days after the date of this table and 16,000 shares of restricted Common Stock that are subject to vesting restrictions, and (d) 35,100 shares of Common Stock beneficially owned by Edward Oats, 19,000 of which are subject to options that are currently exercisable or will become exercisable within 60 days after the date of this table and 16,000 shares of restricted Common Stock that are subject to vesting restrictions.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board of Directors of the Company has nominated and recommends for election as directors the eight persons named herein to serve until the next Annual Meeting of Stockholders and until their respective successors shall have been duly elected and qualified. All of the nominees are presently directors of the Company, and following the Annual Meeting there will be no vacancies on the Board. Directors are elected by a plurality of the votes of the shares present in person or represented by Proxy at the Annual Meeting and entitled to vote on the election of directors. The enclosed Proxy will be voted in favor of the persons nominated unless otherwise indicated. If any of the nominees should be unable to serve or should decline to do so, the discretionary authority provided in the Proxy will be exercised by the present Board of Directors to vote for a substitute or substitutes. The Board of Directors does not believe at this time that any substitute nominee or nominees will be required. In the event that a nominee for director is proposed at the Annual Meeting, the enclosed proxy may be voted in favor of or against such nominee or any other nominee proposed by the Board of Directors.

Agreements Regarding Nomination of Directors

In June 2000, the Company acquired the 40% interest in its PSMT Caribe, Inc. subsidiary previously held by PSC, S.A. for 679,500 shares of Common Stock. The Company already owned the remaining 60% of PSMT Caribe. In connection with the Company’s acquisition of the 40% minority interest in PSMT Caribe, the Company agreed to give PSC, S.A. opportunities to have representation on the boards of directors of PSMT Caribe and the Company. PSC, S.A. selected Edgar A. Zurcher as its designee to serve on the Company’s Board of Directors.

In January 2002, the Company entered into a joint venture with Group Gigante, S.A. de C.V. (“Gigante”) in Mexico, and Gigante purchased 15,000 shares of the Company’s Series A Preferred Stock. In connection with the sale of the Series A Preferred Stock, the Company agreed to allow Gigante to nominate one director to the Company’s Board of Directors so long as Gigante owns all of its shares of Series A Preferred Stock or all of the shares of Common Stock issuable upon conversion of such shares of Series A Preferred Stock. Gigante selected Angel Losada M. as its designee to serve on the Company’s Board of Directors. On November 23, 2004, Gigante accepted the Company’s offer to exchange shares of Common Stock valued for such purpose at $10 per share for all outstanding shares of Series A Preferred Stock and accrued and unpaid dividends thereon. Gigante has advised the Company that it continues to own all of the shares of Common Stock it received in exchange for its Series A Preferred Stock but that it currently does not wish to have a nominee of Gigante as a member of the Company’s Board.

Controlled Company

Under the Nasdaq Stock Market’s listing standards, a “controlled company” is a company of which more than 50% of the voting power is held by an individual, a group or another company. The Board of Directors has determined that the Company is a “controlled company” within the meaning of the Nasdaq Stock Market’s listing standards. The basis for the Board of Directors’ determination that the Company is a “controlled company” is the beneficial ownership of approximately 52.8% of the Company’s Common Stock, as of October 31, 2006, by a group comprised of Sol Price, Robert Price and their affiliates. As a “controlled company,” the Company is exempt from certain Nasdaq listing standards. Specifically, the Company is not required to have: 1) a board of directors comprised of a majority of independent directors; 2) a compensation committee comprised of independent directors; or 3) director nominees selected, or recommended for selection by the board of directors, by a majority of the independent directors or a nominating committee comprised of independent directors. The Company, however, is not exempt from the requirements to have an audit committee comprised of at least three independent directors and to hold regularly scheduled board meetings in which only the independent directors are present.

Nominations Process

Because the Company qualifies as a “controlled company,” it currently does not have a board of directors consisting of a majority of independent directors, and the slate of nominees nominated and recommended by the Board of Directors is not comprised of a majority of independent directors. Further, due to its status as a “controlled company,” and in part as a result of the historically low turnover of its members, the Board of Directors has not established a nominating committee comprised solely of independent directors nor has it adopted a nominating committee charter. However, the Board of Directors has adopted a resolution approving certain procedures comprising a “Nominations Process,” a copy of which is available on the Company’s website at www.pricesmart.com. Among other things, the Nominations Process sets forth a procedure calling for director nominees to be recommended to the Board of Directors, for the Board’s nomination, by a majority of the independent directors. In light of the Company’s status as a “controlled company” and the fact that all of the nominees for director named herein are incumbent directors, the Board approved the nomination of such nominees without a prior recommendation from a majority of the independent directors.

Under the Company’s Corporate Governance Guidelines, the independent directors, in recommending to the Board of Directors candidates for election, and the Board, in approving (and, in the case of vacancies, appointing) such candidates, are required take into account many factors, including a candidate’s ability to make independent analytical inquiries, general understanding of marketing, finance and other elements relevant to the success of a publicly traded company in today’s business environment, experience in the Company’s industry and with relevant social policy concerns, understanding of the Company’s business on a technical level, other board service and educational and professional background. Each nominee must also possess fundamental qualities of intelligence, honesty, good judgment, high ethics and standards of integrity, fairness and responsibility. The independent directors and the Board of Directors evaluate each individual in the context of the Board as a whole, with the objective of assembling a group that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas. In determining whether to recommend to the Board a director for re-election, the independent directors also are required to consider the director’s past attendance at meetings and participation in and contributions to the activities of the Board. Notwithstanding the foregoing, there are no specific, minimum qualifications that a nominee must meet.

Under the Company’s Nominations Process, the independent directors are required to give consideration to candidates recommended by any stockholder of the Company who has held the Company’s Common Stock for at least one year and who holds a minimum of 1% of the Company’s outstanding shares of Common Stock. The recommending stockholder must submit the following:

•	a detailed resume of the recommended candidate;

•	an explanation of the reasons why the stockholder believes the recommended candidate is qualified for service on the Company’s Board;

•	such other information that would be required by the rules of the SEC to be included in a proxy statement;

•	the written consent of the recommended candidate;

•	a description of any arrangements or undertakings between the stockholder and the recommended candidate regarding the nomination; and

•	proof of the recommending stockholder’s stock holdings in the Company.

Recommendations from stockholders received after the deadline set forth in the Company’s most recent proxy statement for a stockholder proposal to be considered for inclusion in the Corporation’s proxy statement for the next annual meeting likely will not be considered timely for consideration for the following year’s annual meeting. Recommendations received by stockholders will be processed and subject to the same criteria as other candidates recommended to the Board.

Information Regarding Nominees

The table below indicates the name, position with the Company and age of each nominee for director as of October 31, 2006.

Name	Position	Age
Robert E. Price	Chairman of the Board; Chief Executive Officer	64
Murray L. Galinson	Director	69
Katherine L. Hensley	Director	69
Leon C. Janks	Director	57
Lawrence B. Krause	Director	76
Jack McGrory	Director	57
Keene Wolcott	Director	75
Edgar A. Zurcher	Director	55

Information Regarding Directors

Robert E. Price has been Chairman of the Board of the Company since July 1994 and Chief Executive Officer of the Company since April 2006. He served as Interim Chief Executive Officer of the Company from April 2003 until April 2006 and also served as Interim President of the Company from April 2003 until October 2004. Mr. Price also served as President and Chief Executive Officer of the Company from July 1994 until January 1998. Additionally, Mr. Price served as Chairman of the Board of Price Enterprises, Inc. (“PEI”) from July 1994 until November 1999 and was President and Chief Executive Officer of PEI from July 1994 until September 1997. Mr. Price was Chairman of the Board of Price/Costco, Inc. (“Costco”) from October 1993 to December 1994. From 1976 to October 1993, he was Chief Executive Officer and a director of The Price Company (“TPC”). Mr. Price served as Chairman of the Board of TPC from January 1989 to October 1993, and as its President from 1976 until December 1990. Mr. Price has also been a Manager of The Price Group since August 2000.

Murray L. Galinson has been a director of the Company since November 2000. Mr. Galinson served as a director of PEI from August 1994 until November 1999 and from January 2001 until September 2001, and served as a director of Price Legacy from September 2001 to December 2004. Additionally, Mr. Galinson has been Chairman of the Board of San Diego National Bank since May 1996 and has served as a director of San Diego National Bank since its inception in 1981. Mr. Galinson also served as President and Chief Executive Officer of San Diego National Bank from September 1984 to September 1997 and was Chairman of the Board and Chief Executive Officer of SDNB Financial Corporation from 1985 to 1997. Additionally, Mr. Galinson has been a member of the Board of Trustees of the California State University system since April 2001. Mr. Galinson has also been a Manager of The Price Group since August 2000.

Katherine L. Hensley has been a director of the Company since July 1997 and served as a director of PEI from December 1994 until July 1997. She is a retired partner of the law firm of O’Melveny & Myers in Los Angeles, California. Ms. Hensley joined O’Melveny & Myers in 1978 and was a partner from 1986 to February 1992. From 1994 to 2000, Ms. Hensley served as a trustee of Security First Trust, an open-end investment management company registered under the Investment Company Act of 1940.

Leon C. Janks has been a director of the Company since July 1997 and served as a director of PEI from March 1995 until July 1997. He has been a partner in the accounting firm of Green, Hasson & Janks LLP in Los Angeles, California since 1980 and serves as its Managing Partner. Mr. Janks has extensive experience in domestic and international business, serving a wide variety of clients in diverse businesses, and is a certified public accountant.

Lawrence B. Krause has been a director of the Company since July 1997. Mr. Krause has been a Professor and the Director of the Korea-Pacific Program at the Graduate School of International Relations and Pacific

Studies at the University of California, San Diego since 1986. He became a Professor Emeritus in 1997. Mr. Krause also serves on the board of FFTW Funds, Inc., an open-ended management investment company registered under the Investment Company Act of 1940, as amended, and on advisory boards for a number of institutions including the Korea Economic Institute, the Committee on Asian Economic Studies and the U.S. National Committee for Pacific Economic Cooperation.

Jack McGrory has been a director of the Company since November 2000. Mr. McGrory served as Chairman of the Board of Price Legacy from September 2001 until December 2004, served as President and Chief Executive Officer of Price Legacy from October 2003 until December 2004, and was President and Chief Executive Officer of PEI from September 1997 until November 1999. Mr. McGrory also serves as a director of the San Diego Padres, L.P. and was its Executive Vice President and Chief Operating Officer from September 1999 until August 2000. From March 1991 through August 1997, Mr. McGrory served as City Manager of San Diego. Mr. McGrory has also been a Manager of The Price Group since August 2000.

Keene Wolcott has been a director of the Company since October 2006. Mr. Wolcott has been President of Wolcott Investments, Inc., a private investment company, since 1975. Mr. Wolcott also served as a director of Price Legacy from September 2001 until December 2004 and served as a director of The Price REIT, Inc. from January 1995 until 1998. From 1969 to 1973, Mr. Wolcott served as Chief Executive Officer of the Colorado Corporation, which managed investor funds in oil and gas exploration. Prior to 1969, he served as Senior Vice President of Hayden, Stone and Company, a securities brokerage firm.

Edgar A. Zurcher has been a director of the Company since November 2000. Mr. Zurcher has been a partner in the law firm Zurcher, Odio & Raven in Costa Rica since 1980. Additionally, Mr. Zurcher has been a director and 9.1% shareholder of PSC, S.A. (which previously owned 49% of PSMT Caribe, Inc.) since its inception in September 1998. PSC, S.A. beneficially owns approximately 3.0% of the outstanding Common Stock of the Company. Mr. Zurcher has also been a 9.1% owner of Banco Promerica, and a director of Banco Promerica (Dominican Republic) and Chairman of the Board of Banco Promerica (Costa Rica), since 2000.

Information Regarding the Board

Board Meetings

The Company’s Board of Directors held fourteen meetings during fiscal 2006. No nominee for director who served as a director during the past year attended fewer than 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings of committees of the Board of Directors on which he or she served.

Committees of the Board

Audit Committee. The Audit Committee, which consists of Messrs. Janks and Krause and Ms. Hensley, held twelve meetings during fiscal 2006. The Audit Committee oversees the Company’s accounting and financial reporting processes and the audits of its financial statements. The Committee reviews the annual audits conducted by the Company’s independent public accountants, reviews and evaluates internal accounting controls, is responsible for the selection of the Company’s independent public accountants, and conducts such reviews and examinations as it deems necessary with respect to the practices and policies of, and the relationship between the Company and its independent public accountants. All committee members satisfy the definition of “independent director” as established in the Nasdaq Stock Market’s listing standards and the rules promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, and the Board of Directors has determined that Mr. Janks qualifies as an “audit committee financial expert” within the meaning of the applicable SEC rules and regulations.

Compensation Committee. The Compensation Committee, which consists of Ms. Hensley and Messrs. Janks and Krause, held nine meetings during fiscal 2006. Each of the members of the Compensation Committee is an

“independent director” within the meaning of the Nasdaq Stock Market’s listing standards. The Compensation Committee reviews and approves the compensation program for the Company’s executive officers. The Committee is authorized to evaluate and determine the compensation of the Corporation’s Chief Executive Officer, and reviews and approves all such compensation for all other executive officers. The Committee also administers, interprets and makes grants under the Company’s stock option plans.

Nominating Committee. The Nominating Committee, which consists of Ms. Hensley and Mr. Price, did not hold any meetings during fiscal 2006. The Nominating Committee may evaluate and recommend candidates to fill vacancies on the Board of Directors or any committee thereof, which vacancies may be created by the departure of any directors, or the expansion of the number of members of the Board. The Nominating Committee may also consider the slate of nominees to be presented for reelection at annual meetings of stockholders. As noted above, the Company is not required to nominate directors through a nominating committee comprised solely of independent directors or by action of a majority of the independent directors on the board because it is a “controlled company.” Ms. Hensley satisfies the definition of “independent director” within the meaning of the Nasdaq Stock Market’s listing standards, but Mr. Price does not.

Executive Committee. The Executive Committee, which consists of Messrs. Price and Janks, did not hold any meetings during fiscal 2006. The Executive Committee has all powers and rights necessary to exercise the full authority of the Board of Directors in the management of the business and affairs of the Company, except as provided in the Delaware General Corporation Law or the Bylaws of the Company.

Finance Committee. The Finance Committee, which consists of Messrs. Janks, Krause and Price and Ms. Hensley, held five meetings during fiscal 2006. The Finance Committee reviews and makes recommendations with respect to (1) annual budgets, (2) investments, (3) financing arrangements and (4) the creation, incurrence, assumption or guaranty by the Company of any indebtedness, obligation or liability, except, in each case, for any such transactions entered into in the ordinary course of business of the Company.

Real Estate Committee. The Real Estate Committee, which consists of Messrs. McGrory and Price, was established in November 2001. During fiscal 2006, the members of the Real Estate Committee periodically held discussions to review and consider pending real estate transactions. The Real Estate Committee reviews and approves the material terms (including the proposed site plan) upon which the Company leases and purchases the real estate on which the Company constructs and operates its warehouse club facilities.

Governance Committee. The Governance Committee, which consists of Mr. Krause and Ms. Hensley, was established in November 2003 and held one meeting during fiscal 2006. The Governance Committee assists the Board of Directors in establishing corporate governance guidelines and other policies and procedures pertaining to corporate governance matters, and assists the Board of Directors in evaluating potential nominees for director of the Company.

Compensation of the Directors

Each non-employee director receives $20,000 per year for serving on the Board of Directors. In addition, non-employee directors who serve on committees of the Board of Directors (in a capacity other than chairman of a committee) receive $500 for each meeting attended. The chairmen of the committees of the Board of Directors each receive $5,000 per year in addition to their other compensation as directors, except that effective November 2002 the chairman of the Audit Committee receives $35,000 per year and effective November 2005 the chairman of the Real Estate Committee receives $35,000 per year in addition to their other compensation as directors. Each director is eligible to receive stock grants and stock options pursuant to the Company’s 1997 Stock Option Plan, 1998 Equity Participation Plan, 2001 Equity Participation Plan and 2002 Equity Participation Plan. Under the 1997 Stock Option Plan, the 2001 Equity Participation Plan or the 2002 Equity Participation Plan, as then in effect, non-employee directors are entitled to receive initial grants of non-qualified stock options to purchase

3,000 shares of Common Stock upon becoming directors and additional grants of options to purchase 1,000 shares of Common Stock on the date of each annual meeting of stockholders at which the director is re-elected to the Board. Non-employee directors joining the Board after July 1998 also are eligible to receive grants of non-qualified options under the 1998 Equity Participation Plan upon purchases of shares of Common Stock. For each such director who has purchased at least an aggregate of 500 shares of Common Stock on or after September 1, 1997, on the date such person purchases additional shares of Common Stock (other than upon the exercise of stock options), such person automatically will be granted a non-qualified stock option to purchase a number of shares of Common Stock equal to the difference between (1) three times the number of such shares of Common Stock actually purchased and (2) the number of shares of Common Stock subject to options previously granted to such director under the 1998 Equity Participation Plan. No director, however, may receive options under the 1998 Equity Participation Plan that are exercisable for more than 8,146 shares of Common Stock. The 1998 Equity Participation Plan further provides that each person who is initially elected to the Board after the adoption by the Board of the plan and who is an independent director at the time of such initial election automatically shall be granted on the date of such initial election the right to purchase 2,716 shares of Common Stock at a purchase price equal to the fair market value on the date the shares are purchased.

Directors also receive reimbursement for travel expenses incurred in connection with their duties as directors.

Policy Governing Stockholder Communications with the Board of Directors

The Board of Directors welcomes communications from stockholders of the Company. Any stockholder who wishes to communicate with the Board or one or more members of the Board should do so in writing in care of the General Counsel of the Company, at the principal office of the Company, 9740 Scranton Road, San Diego, California 92121. The General Counsel is directed to forward each communication to the director or directors of the Company for whom it is intended.

Policy Governing Director Attendance at Annual Meetings of Stockholders

The Company encourages, but does not require, its Board members to attend the annual meeting of stockholders. Seven members of the Board of Directors attended the Annual Meeting of Stockholders held on January 24, 2006.

Recommendation of the Board of Directors

The Board of Directors recommends that stockholders vote FOR the slate of nominees set forth above. Proxies solicited by the Board of Directors will be so voted unless stockholders specify otherwise on the accompanying Proxy.

EXECUTIVE OFFICERS OF THE COMPANY

The executive officers of the Company and their ages as of October 31, 2006 are as follows:

Name	Position	Age
Robert E. Price	Chief Executive Officer	64
Jose Luis Laparte	President	40
John M. Heffner	Executive Vice President and Chief Financial Officer	52
Robert M. Gans	Executive Vice President, Secretary and General Counsel	57
William J. Naylon	Executive Vice President and Chief Operating Officer	44
Thomas D. Martin	Executive Vice President—Merchandising	50
Edward Oats	Executive Vice President—Information Technology and Logistics	45
Brud E. Drachman	Executive Vice President—Construction Management	51
John D. Hildebrandt	Executive Vice President—Central America Operations	48

Robert E. Price has been Chairman of the Board of the Company since July 1994 and Chief Executive Officer of the Company since April 2006. He served as Interim Chief Executive Officer of the Company from April 2003 until April 2006 and also served as Interim President of the Company from April 2003 until October 2004. Mr. Price also served as President and Chief Executive Officer of the Company from July 1994 until January 1998. Additionally, Mr. Price served as Chairman of the Board of PEI from July 1994 until November 1999 and was President and Chief Executive Officer of PEI from July 1994 until September 1997. Mr. Price was Chairman of the Board of Costco from October 1993 to December 1994. From 1976 to October 1993, he was Chief Executive Officer and a director of TPC. Mr. R. Price served as Chairman of the Board of TPC from January 1989 to October 1993, and as its President from 1976 until December 1990.

Jose Luis Laparte has been President of the Company since October 2004 and served as a consultant for the Company from December 2003 to October 2004. Prior to joining the Company as a consultant, Mr. Laparte worked more than 14 years for Wal-Mart Stores, Inc. in Mexico and the United States in progressively responsible positions. From October 2002 through September 2003, he served as Vice President of Sam’s International, where he directed and managed the company’s operations, finance, sales, marketing, product development and merchandising. From May 2000 to October 2002, he served as Vice President, Wal-Mart de Mexico, responsible for sales and the expansion of the Sam’s Club format in Mexico.

John M. Heffner has been Executive Vice President and Chief Financial Officer of the Company since January 2004 after having served as a consultant to the Company on financial matters from September 2003 through December 2003. From February 2000 until August 2003, Mr. Heffner was Vice President of Finance and CFO of Kyocera Wireless Corp. Mr. Heffner’s previous professional experience was with Digital Equipment Corporation where he held a variety of financial management roles over a 20 year period, and more recently with QUALCOMM Incorporated, where he was a Vice President of Finance from July 1998 until February 2000. Mr. Heffner is a graduate of St. Lawrence University and received an MBA from Syracuse University.

Robert M. Gans has been Executive Vice President, General Counsel and Secretary of the Company since August 1997 and was Executive Vice President and General Counsel of PEI from October 1994 until July 1997. Mr. Gans graduated from the UCLA School of Law in 1975 and actively practiced law in private practice from 1975 until 1994. From 1988 until October 1994, Mr. Gans was the senior member of the law firm of Gans, Blackmar & Stevens, A.P.C., of San Diego, California.

William J. Naylon has been Executive Vice President and Chief Operating Officer of the Company since January 2002. Mr. Naylon served as Executive Vice President—Merchandising of the Company from July 2001 until January 2002 and as Senior Vice President of the Company from March 1998 until July 2001. From September 1995 through February 1998, Mr. Naylon was Managing Director for the Company’s licensee warehouse club operation in Indonesia. Prior to joining the Company, Mr. Naylon was a General Manager for Costco and had served in various management roles for TPC.

Thomas D. Martin has been Executive Vice President—Merchandising of the Company since October 1998 and served as Senior Vice President of the Company from August 1997 to September 1998. Mr. Martin previously served as Vice President of PEI from August 1994 until July 1997, directing merchandising strategies and product sourcing for its international merchandising business, in addition to managing its trading company activities. Prior to joining PEI as Vice President in August 1994, Mr. Martin served as Vice President of Costco from October 1993 to December 1994 and had served in various management roles for TPC.

Edward Oats has been Executive Vice President—Information Technology and Logistics of the Company since November 2002 and served as Senior Vice President—Logistics/Information Technology of the Company from May 2000 to October 2002. Mr. Oats previously served as Vice President of Information Technology of the Company from August 1997 to April 2000, and as International IT Manager of PEI from 1993 to 1997. From 1982 to 1993, Mr. Oats served in several positions in TPC operations and management.

Brud E. Drachman has been Executive Vice President—Construction Management of the Company since November 2005, served as Executive Vice President—Real Estate and Construction of the Company from February 2005 through October 2005 and had served as Executive Vice President—Construction and Private Label Merchandising from November 2004 until January 2005. Mr. Drachman had served as Executive Vice President—Real Estate and Construction of the Company from November 2002 until October 2004 and served as Senior Vice President—Real Estate and Construction of the Company from August 1998 to October 2002. Mr. Drachman previously served as Vice President—Real Estate and Construction at PEI from August 1994 to August 1997. Prior to joining PEI in 1994, Mr. Drachman served as Project Manager at TPC since 1987.

John D. Hildebrandt has been Executive Vice President—Central America Operations since August 2003. Mr. Hildebrandt served as Executive Vice President—Caribbean and Asia Operations from July 2001 until July 2003 and served as Senior Vice President of the Company from September 2000 until July 2001. Mr. Hildebrandt previously served as Vice President of the Company from September 1998 until August 2000, overseeing operations in Central America. Mr. Hildebrandt served as the Company’s Country Manager in the Philippines and Panama from August 1997 until August 1998, and as PEI’s Country Manager in the Philippines and Panama from 1996 until the Company was spun off from PEI in August 1997. Prior to joining PEI as Country Manager in 1996, Mr. Hildebrandt was a Senior Operations Manager of Costco from 1994 through 1996, and had served in various management roles for TPC since 1979.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

The following table sets forth certain information concerning compensation for the fiscal years ended August 31, 2006, August 31, 2005 and August 31, 2004 received by the Company’s Chief Executive Officer and four most highly compensated executive officers (other than the Chief Executive Officer) who were serving as executive officers at the end of the last completed fiscal year (the “Named Executive Officers”).

Summary Compensation Table

Name and Principal Position	Fiscal Year	Annual Compensation							Long-Term Compensation Awards				All Other Compensation(3)
		Salary		Bonus(1)		Other Annual Compensation			Restricted Stock Awards ($)(2)		Number of Securities Underlying Options(#)
Robert E. Price (4) Interim Chief Executive Officer	2006 2005 2004		$59,952 — —	$	— — —	$	— — —		$	— — —	$	— — —	$	— — —

Jose Luis Laparte President	2006 2005 2004	$ $	367,200 323,000 —	$ $	100,000 25,000 —	$ $	58,018 48,778 —	(5) (5)		$261,440 — —		— — 100,000	$ $	900 469 —

John Heffner Chief Financial Officer	2006 2005 2004	$ $ $	224,400 220,000 146,667	$ $	33,990 10,000 —	$	— — —			$130,000 — —		— — 40,000	$ $ $	7,764 7,159 488

Robert M. Gans Executive Vice President, General Counsel and Secretary	2006 2005 2004	$ $ $	255,000 236,667 210,000	$ $ $	38,625 10,000 44,805	$	— — —			$130,000 — —		— — 30,000	$ $ $	8,776 5,586 8,757

William J. Naylon Executive Vice President and Chief Operating Officer	2006 2005 2004	$ $	236,667 229,667 235,417	$ $ $	35,850 10,000 33,549	$	— — —			$130,000 — —		— — 30,000	$ $ $	8,706 4,789 9,073

(1)	In addition to the Fiscal Year 2006 Bonuses shown in this Table, which were earned in fiscal year ended August 31, 2006 but paid in November 2006, Messrs. Laparte, Heffner, Gans and Naylon received bonus payments of $25,000, $10,000, $10,000 and $10,000, respectively, in October 2005 in recognition of their efforts during fiscal year ended August 31, 2005.

(2)	Restricted stock was awarded on January 24, 2006 to Messrs. Laparte, Heffner, Gans and Naylon in the amounts of 32,000, 16,000, 16,000 and 16,000 shares, respectively. The value of the restricted stock reported in this column was determined by multiplying the number of shares awarded by the closing price of the Company’s Common Stock ($8.17) on the date of grant (January 24, 2006). As of August 31, 2006, the aggregate value (based on $12.92 per share, the closing price of the Company’s Common Stock on August 31, 2006) of the restricted shares held by Messrs. Laparte, Heffner, Gans and Naylon was $413,440, $206,720, $206,720 and $206,720, respectively. These shares vest at a rate of 20% per year from the date of grant. Any dividends payable with respect to the Company’s Common Stock will be payable with respect to all awards of restricted stock reported in this column.

(3)	Consists of contributions made by the Company under its Retirement Plan (described below) and taxable flex credits paid to employees to offset payroll deductions for health insurance.

(4)	Mr. Price, Chairman of the Company’s Board of Directors and, effective April 18, 2006 the Company’s Chief Executive Officer, assumed the position of Interim Chief Executive Officer of the Company effective April 1, 2003. Through October 2005 Mr. Price served without receiving any salary or other monetary compensation from the Company. Effective November 14, 2005, Mr. Price receives an annual salary of $75,000.

(5)	Consists of housing allowances of $49,999 and $45,833 and air fare for family members traveling to and from Mexico of $8,019 and $2,945 for fiscal years 2006 and 2005, respectively.

Option Grants During Fiscal 2006

The Company did not grant any options to purchase Common Stock during the fiscal year ended August 31, 2006 to any of the Named Executive Officers. The Company does not have any outstanding stock appreciation rights.

Options Exercised During Fiscal 2006 and Option Values

The following table sets forth certain information with respect to the exercise of options to purchase Common Stock during the fiscal year ended August 31, 2006, and the unexercised options held and the value thereof at that date, for each of the Named Executive Officers.

	Shares Acquired on Exercise(#)	Value Realized($)	Number of Securities Underlying Unexercised Options at Fiscal Year End (#) Exercisable/Unexercisable	Value of Unexercised In-the-Money Options at Fiscal Year End ($)(1) Exercisable/Unexercisable
Name
Robert E. Price	—	$—	0/0	$0/$0
Jose Luis Laparte	—	—	53,334/46,666	360,938/315,062
John Heffner	—	—	16,000/24,000	106,560/159,840
Robert M. Gans	—	—	42,700/14,300	135,273/66,627
William J. Naylon	20,000	105,824	33,100/16,900	673/66,627

(1)	Based on the closing sale price of the Common Stock on August 31, 2006 ($12.92), as reported by the Nasdaq National Market, less the option exercise price.

Employment Contracts

Jose Luis Laparte entered into an employment agreement with the Company on June 3, 2004 for a term of one year beginning October 8, 2004, which was subsequently extended to October 8, 2007. Pursuant to this agreement, as amended, Mr. Laparte is entitled to receive a base annual salary of $370,800 and an annual bonus of up to $133,000 depending on the Company’s operating performance. The agreement also provides for Mr. Laparte to receive a housing allowance of $50,000, up to 11 round-trip tickets to and from Mexico City to San Diego for Mr. Laparte and members of his family and reasonable moving expenses to Mexico at the end of the employment term. Mr. Laparte may not engage in any activities, with or without compensation, that would interfere with the performance of his duties or that would be adverse to the Company’s interests, without the Company’s prior written consent. Mr. Laparte is eligible to participate in the Company’s bonus plan and to receive all other benefits offered to officers under the Company’s standard company benefits practices and plans. Mr. Laparte may terminate the agreement at any time on 90 days’ prior written notice. The Company may terminate the agreement for cause upon immediate notice thereof, or upon the death or disability of Mr. Laparte. In the event that the Company terminates the agreement for any reason other than cause, death or disability, Mr. Laparte will be entitled to the continuation of his base salary for one year, payable in conformity with the Company’s normal payroll period. If the agreement is not terminated, then, upon expiration of the employment term, and if the Company does not offer to review Mr. Laparte’s employment with at least the same base annual salary or does not thereafter continue upon other mutually agreeable terms, Mr. Laparte shall be entitled to the continuation of his base salary for one year, reduced by any compensation he may receive from another employer during that year. The foregoing severance benefits are the exclusive benefits that would be payable to Mr. Laparte under the agreement by reason of his termination, and the Company is not obligated to segregate any assets or procure any investment in order to fund such severance benefits. The agreement also contains confidentiality provisions and other terms and conditions customary to executive employment agreements.

William J. Naylon entered into an employment agreement with the Company in 2000 for a term of one year beginning February 1, 2000, which was subsequently extended to January 31, 2007. Pursuant to this agreement, as amended, Mr. Naylon is entitled to receive a base annual salary of $239,000. Mr. Naylon may not engage in any activities, with or without compensation, that would interfere with the performance of his duties or that would be adverse to the Company’s interests, without the Company’s prior written consent. Mr. Naylon is eligible to participate in the Company’s bonus plan and to receive all other benefits offered to officers under the Company’s standard company benefits practices and plans. Mr. Naylon may terminate the agreement at any time on 90 days’ prior written notice. The Company may terminate the agreement for cause upon immediate notice thereof, or upon the death or disability of Mr. Naylon. In the event that the Company terminates the agreement for any reason other than cause, death or disability, Mr. Naylon will be entitled to the continuation of his base salary for one year, payable in conformity with the Company’s normal payroll period. If the agreement is not terminated, then, upon expiration of the employment term, and if Mr. Naylon’s employment by the Company does not thereafter continue upon mutually agreeable terms, Mr. Naylon shall be entitled to the continuation of his base salary for one year, reduced by any compensation he may receive from another employer during that year. The foregoing severance benefits are the exclusive benefits that would be payable to Mr. Naylon under the agreement by reason of his termination, and the Company is not obligated to segregate any assets or procure any investment in order to fund such severance benefits. The agreement also contains confidentiality provisions and other terms and conditions customary to executive employment agreements.

Brud E. Drachman entered into an employment agreement with the Company in 2000 for a term of one year beginning March 31, 2000, which was subsequently extended to March 31, 2007. Pursuant to this agreement, as amended, Mr. Drachman is entitled to receive a base annual salary of $182,300. Mr. Drachman may not engage in any activities, with or without compensation, that would interfere with the performance of his duties or that would be adverse to the Company’s interests, without the Company’s prior written consent. Mr. Drachman is eligible to participate in the Company’s bonus plan and to receive all other benefits offered to officers under the Company’s standard company benefits practices and plans. Mr. Drachman may terminate the agreement at any time on 90 days’ prior written notice. The Company may terminate the agreement for cause upon immediate notice thereof, or upon the death or disability of Mr. Drachman. In the event that the Company terminates the agreement for any reason other than cause, death or disability, Mr. Drachman will be entitled to the continuation of his base salary for one year, payable in conformity with the Company’s normal payroll period. If the agreement is not terminated, then, upon expiration of the employment term, and if Mr. Drachman’s employment by the Company does not thereafter continue upon mutually agreeable terms, Mr. Drachman shall be entitled to the continuation of his base salary for one year, reduced by any compensation he may receive from another employer during that year. The foregoing severance benefits are the exclusive benefits that would be payable to Mr. Drachman under the agreement by reason of his termination, and the Company is not obligated to segregate any assets or procure any investment in order to fund such severance benefits. The agreement also contains confidentiality provisions and other terms and conditions customary to executive employment agreements.

Robert M. Gans entered into an employment agreement with PEI in 1994, which was amended and subsequently assumed by the Company upon the spin-off of the Company from PEI. The term of the agreement was subsequently extended to October 16, 2007. Pursuant to this agreement, as amended, Mr. Gans is entitled to receive a base annual salary of $257,500. Mr. Gans may not engage in any activities, with or without compensation, that would interfere with the performance of his duties or that would be adverse to the Company’s interests, without the Company’s prior written consent. Mr. Gans is eligible to participate in the Company’s bonus plan and to receive all other benefits offered to officers under the Company’s standard benefits practices and plans. Mr. Gans may terminate the agreement at any time on 90 days’ prior written notice. The Company may terminate the agreement for cause upon immediate notice thereof, or upon the death or disability of Mr. Gans. In the event that the Company terminates the agreement for any reason other than cause, Mr. Gans will be entitled to the continuation of his base salary for one year, payable in conformity with the Company’s normal payroll period, and will be entitled to participate in the 1997 Stock Option Plan, Profit Sharing and 401(k) Plan, and the Company’s medical plans for the remainder of the term of the agreement. If the agreement is not terminated, then, upon expiration of the employment term, and if Mr. Gans’ employment by the Company does not thereafter continue upon mutually agreeable terms, Mr. Gans shall be entitled to the continuation of his base salary for one year, reduced by any compensation he may receive from another employer during that year. The foregoing severance benefits are the exclusive benefits that would be payable to Mr. Gans under the agreement by reason of his termination, and the Company is not obligated to segregate any assets or procure any investment in order to fund such severance benefits. The agreement also contains confidentiality provisions and other terms and conditions customary to executive employment agreements.

John D. Hildebrandt entered into an employment agreement with the Company in 2001 for a term of one year beginning June 1, 2001, which was subsequently extended to March 31, 2007. Pursuant to this agreement, as amended, Mr. Hildebrandt is entitled to receive a base annual salary of $206,000. Mr. Hildebrandt may not engage in any activities, with or without compensation, that would interfere with the performance of his duties or that would be adverse to the Company’s interests, without the Company’s prior written consent. Mr. Hildebrandt is eligible to participate in the Company’s bonus plan and to receive all other benefits offered to officers under the Company’s standard company benefits practices and plans. Mr. Hildebrandt may terminate the agreement at any time on 90 days’ prior written notice. The Company may terminate the agreement for cause upon immediate notice thereof, or upon the death or disability of Mr. Hildebrandt. In the event that the Company terminates the agreement for any reason other than cause, death or disability, Mr. Hildebrandt will be entitled to the continuation of his base salary for one year, payable in conformity with the Company’s normal payroll period. If the agreement is not terminated, then, upon expiration of the employment term, and if Mr. Hildebrandt’s employment by us does not thereafter continue upon mutually agreeable terms, Mr. Hildebrandt shall be entitled to the continuation of his base salary for one year, reduced by any compensation he may receive from another employer during that year. The foregoing severance benefits are the exclusive benefits that would be payable to Mr. Hildebrandt under the agreement by reason of his termination, and the Company is not obligated to segregate any assets or procure any investment in order to fund such severance benefits. The agreement also contains confidentiality provisions and other terms and conditions customary to executive employment agreements.

Thomas D. Martin entered into an employment agreement with the Company in 1998 for a term of one year beginning April 1, 1998, which was subsequently extended to March 31, 2007. Pursuant to this agreement, as amended, Mr. Martin is entitled to receive a base annual salary of $221,500. Mr. Martin may not engage in any activities, with or without compensation, that would interfere with the performance of his duties or that would be adverse to the Company’s interests, without the Company’s prior written consent. Mr. Martin is eligible to participate in the Company’s bonus plan and to receive all other benefits offered to officers under the Company’s standard company benefits practices and plans. Mr. Martin may terminate the agreement at any time on 90 days’ prior written notice. The Company may terminate the agreement for cause upon immediate notice thereof, or upon the death or disability of Mr. Martin. In the event that the Company terminates the agreement for any reason other than cause, death or disability, Mr. Martin will be entitled to the continuation of his base salary for one year, payable in conformity with the Company’s normal payroll period. If the agreement is not terminated, then, upon expiration of the employment term, and if Mr. Martin’s employment by the Company does not thereafter continue upon mutually agreeable terms, Mr. Martin shall be entitled to the continuation of his base salary for one year, reduced by any compensation he may receive from another employer during that year. The foregoing severance benefits are the exclusive benefits that would be payable to Mr. Martin under the agreement by reason of his termination, and the Company is not obligated to segregate any assets or procure any investment in order to fund such severance benefits. The agreement also contains confidentiality provisions and other terms and conditions customary to executive employment agreements.

Edward Oats entered into an employment agreement with the Company in 2000 for a term of one year beginning March 31, 2000, which was subsequently extended to March 31, 2007. Pursuant to this agreement, as amended, Mr. Oats is entitled to receive a base annual salary of $182,300. Mr. Oats may not engage in any activities, with or without compensation, that would interfere with the performance of his duties or that would be adverse to the Company’s interests, without the Company’s prior written consent. Mr. Oats is eligible to participate in the Company’s bonus plan and to receive all other benefits offered to officers under the Company’s standard benefits practices and plans. Mr. Oats may terminate the agreement at any time on 90 days’ prior written notice. The Company may terminate the agreement for cause upon immediate notice thereof, or upon the death or disability of Mr. Oats. In the event that the Company terminates the agreement for any reason other than cause, death or disability, Mr. Oats will be entitled to the continuation of his base salary for one year, payable in conformity with the Company’s normal payroll period. If the agreement is not terminated, then, upon expiration of the employment term, and if Mr. Oats’ employment by the Company does not thereafter continue upon mutually agreeable terms, Mr. Oats shall be entitled to the continuation of his base salary for one year, reduced by any compensation he may receive from another employer during that year. The foregoing severance benefits are the exclusive benefits that would be payable to Mr. Oats under the agreement by reason of his termination, and the Company is not obligated to segregate any assets or procure any investment in order to fund such severance benefits. The agreement also contains confidentiality provisions and other terms and conditions customary to executive employment agreements.

Equity Compensation Plan Information

The following table sets forth certain equity compensation plan information for the Company as of August 31, 2006.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	696,950	$13.66	516,023
Equity compensation plans not approved by security holders	—	—	—

Total	696,950	$13.66	516,023

The Retirement Plan of PriceSmart, Inc.

In 1998, the Company established a retirement plan. The retirement plan is designed to be a “qualified” plan under applicable provisions of The Internal Code of 1986, as amended, covering all employees who have completed three months of service, as defined in the retirement plan. Each year, participants may contribute up to 15% of their pre-tax annual compensation (as defined in the retirement plan) up to the maximum allowable by The Internal Revenue Code of 1986, as amended. Participants may also contribute amounts representing distributions from other qualified plans. The Company makes a matching contribution equal to 100% of the participant’s elective deferral up to an annual maximum of 4% of base compensation. Although the Company has not expressed any intent to do so, the Company has the right under the retirement plan to discontinue its contributions at any time and to terminate the retirement plan, subject to the provisions of Employee Retirement Income Security Act of 1974, as amended.

All participants in the retirement plan are fully vested in their voluntary contributions and earnings thereon. With regard to the remainder of a participant’s account, sums contributed prior to August 15, 2005 are 50% vested after the completion of two years of service and 100% vested after the completion of his or her third year of service (such vesting based upon the participant’s years of service with the Company, Price Enterprises, Costco, The Price Company and certain affiliated parties). All sums contributed after August 15, 2005 are immediately 100% vested. A participant becomes fully vested in his or her entire account upon retirement due to permanent disability, attainment of age 65 or death. In the event of a termination of the retirement plan by the Company, participants will become fully vested in their accounts.

1997 PriceSmart Stock Option Plan

In August 1997, the Company adopted the 1997 Stock Option Plan of PriceSmart, Inc. (the “1997 Plan”). The 1997 Plan was approved by Price Enterprises as sole stockholder of the Company as of August 7, 1997. The principal purposes of the 1997 Plan are to provide incentives for officers, employees and consultants of the Company and its subsidiaries through the granting of options, thereby stimulating their personal and active interest in the Company’s development and financial success, and inducing them to remain in the Company’s employ. In addition to options granted to officers, employees or consultants, the 1997 Plan provides for formula grants of options to the Company’s independent non-employee directors.

The 1997 Plan provides for option grants covering up to 700,000 shares of Common Stock. As of October 31, 2006, 435,707 shares had been issued upon exercise of options granted under the 1997 Plan, options to purchase an aggregate of 163,930 shares of Common Stock at prices ranging from $6.19 to $20.00 per share (other than the annual grants to directors of the Company, which range to $39.00 per share) remained outstanding, and 100,363 shares remained available for future grant.

1998 Equity Participation Plan

In July 1998, the Board of Directors adopted the 1998 Equity Participation Plan of PriceSmart, Inc. (the “1998 Plan”). The 1998 Plan was subsequently approved by our stockholders at the 1999 Annual Meeting of Stockholders. The principal purposes of the 1998 Plan are to provide incentives for the Company’s directors, officers, employees and consultants and its subsidiaries through the granting of options, restricted stock and other awards, thereby stimulating their personal and active interest in the Company’s development and financial success, and inducing them to remain in the Company’s employ.

The 1998 Plan provides that the Compensation Committee of the Board of Directors or a subcommittee thereof may grant or issue incentive stock options, non-qualified stock options, stock purchase rights, stock appreciation rights, restricted stock, deferred stock, dividend equivalents, performance awards, stock payments and other stock related benefits, or any combination thereof. Under the stock purchase feature of the 1998 Plan, the Compensation Committee may grant to any consultant or employee the right to purchase shares of Common Stock (“stock purchase rights”), under the 1998 Plan from time to time, in such amounts and subject to such terms and conditions as the committee may determine, and, at the discretion of the Committee, such determinations may include determining categories of employees and the number of shares to be made available to employees in each such category. The 1998 Plan further provides that each independent director as of the date of the adoption by the Board of the 1998 Plan automatically shall be granted, on the date of such adoption, a stock purchase right to purchase a number of shares of Common Stock equal to the difference between (1) 2,716 shares of Common Stock and (2) the number of shares of Common Stock purchased by such independent director since September 1, 1997 (other than purchases pursuant to the exercise of an option granted pursuant to any stock option plan of the Company). A person who is initially elected to the Board of Directors after the adoption by the Board of Directors of the 1998 Plan and who is an independent director at the time of such initial election automatically shall be granted a stock purchase right to purchase 2,716 shares of Common Stock on the date of such initial election. The purchase price for shares of Common Stock purchased pursuant to any stock purchase right granted under the 1998 Plan shall be no less than the fair market value of such Common Stock as of the date of purchase.

Under the 1998 Plan, the Compensation Committee may in its discretion allow payment, in whole or in part, through the delivery of a full recourse, limited recourse or non-recourse (as determined by the committee) promissory note bearing interest (at no less than such rate as shall then preclude the imputation of interest under The Internal Revenue Code of 1986, as amended) and payable upon such terms as may be prescribed by the Compensation Committee or the Board of Directors. The Compensation Committee may prescribe the form of such promissory note and the security to be given for such note. However, Common Stock may not be purchased pursuant to a stock purchase right by delivery of a promissory note or by a loan from the Company when or where such loan or other extension of credit is prohibited by law or by any agreement to which the Company is a party. Notwithstanding the foregoing, the Company ceased extending new loans (or modifying existing loans) to any director or Executive Officer effective as of July 30, 2002.

The 1998 Plan provides for awards covering up to 700,000 shares of Common Stock. As of October 31, 2006, 193,190 shares had been issued upon exercise of options previously granted under the 1998 Plan, options to purchase an aggregate of 80,087 shares of Common Stock at prices ranging from $6.19 to $20.00 per share remained outstanding, 80,421 shares of Common Stock had been issued under the stock purchase provisions of the 1998 Plan, awards of 279,100 shares of restricted Common Stock had been granted, net of forfeitures, under the 1998 Plan, and 67,202 shares remained available for future grant.

2001 Equity Participation Plan

In November 2001, the Board of Directors adopted the 2001 Equity Participation Plan of PriceSmart, Inc. (the “2001 Plan”). The 2001 Plan was subsequently approved by the Company’s stockholders at the 2002 Annual Meeting of Stockholders. The principal purposes of the 2001 Plan are to provide incentives for the Company’s officers, employees and consultants and its subsidiaries through the granting of awards, thereby stimulating their personal and active interest in the Company’s development and financial success, and inducing them to remain in the Company’s employ. In addition to awards granted to officers, employees or consultants, the 2001 Plan provides for formula grants of options to the Company’s independent non-employee directors.

The 2001 Plan provides that the Compensation Committee of the Board of Directors or a subcommittee thereof may grant or issue incentive stock options, non-qualified stock options, stock purchase rights, stock appreciation rights, restricted stock, deferred stock, dividend equivalents, performance awards, stock payments and other stock related benefits, or any combination thereof. Under the stock purchase feature of the 2001 Plan, the Compensation Committee may grant to any employee, independent director or consultant stock purchase rights under the 2001 Plan from time to time, in such amounts and subject to such terms and conditions as the Committee may determine, and, at the discretion of the Committee, such determinations may include determining categories of employees and the number of shares to be made available to employees in each such category. The purchase price for shares of Common Stock purchased pursuant to any stock purchase right granted under the 2001 Plan shall be no less than the fair market value of such Common Stock as of the date of purchase.

Under the 2001 Plan, the Compensation Committee may in its discretion allow payment, in whole or in part, through the delivery of a full recourse, limited recourse or nonrecourse (as determined by the Committee) promissory note bearing interest (at no less than such rate as shall then preclude the imputation of interest under The Internal Revenue Code of 1986, as amended) and payable upon such terms as may be prescribed by the Compensation Committee or the Board of Directors. The Compensation Committee may prescribe the form of such promissory note and the security to be given for such note. However, Common Stock may not be purchased pursuant to a stock purchase right by delivery of a promissory note or by a loan from the Company when or where such loan or other extension of credit is prohibited by law or by any agreement to which the Company is a party. Notwithstanding the foregoing, the Company has ceased extending new loans (or modifying existing loans) to any director or executive officer effective as of July 30, 2002.

The 2001 Plan provides for awards covering up to 350,000 shares of Common Stock. As of October 31, 2006, 4,857 shares had been issued upon exercise of options previously granted under the 2001 Plan, options to purchase an aggregate of 266,018 shares of Common Stock at prices ranging from $6.13 to $20.00 per share (other than the annual grants to directors of the Company, which range to $35.00 per share) remained outstanding, awards of 69,000 shares of restricted Common Stock had been granted, net of forfeitures, no shares of Common Stock had been issued under the stock purchase provisions of the 2001 Plan, and 10,125 shares remained available for future grant.

2002 Equity Participation Plan

In November 2002, the Board of Directors adopted the 2002 Equity Participation Plan of PriceSmart, Inc. (the “2002 Plan”) and the 2002 Plan was approved by our stockholders at the 2003 Annual Meeting of

Stockholders. An amendment to the 2002 Plan, increasing the number of shares of common stock reserved for issuance from 250,000 to 750,000 shares, was subsequently adopted by the Board of Directors and approved by our stockholders at the 2006 Annual Meeting of Stockholders. The principal purposes of the 2002 Plan are to provide incentives for officers, employees and consultants of the Company and its subsidiaries through the granting of awards, thereby stimulating their personal and active interest in the Company’s development and financial success, and inducing them to remain in the Company’s employ. In addition to awards granted to officers, employees or consultants, the 2002 Plan provides for formula grants of options to the Company’s independent non-employee directors.

The 2002 Plan provides that the Compensation Committee of the Board of Directors or a subcommittee thereof may grant or issue incentive stock options, non-qualified stock options, stock purchase rights, stock appreciation rights, restricted stock, deferred stock, dividend equivalents, performance awards, stock payments and other stock related benefits, or any combination thereof. Under the stock purchase feature of the 2002 Plan, the Compensation Committee may grant to any employee, independent director or consultant stock purchase rights under the 2002 Plan from time to time, in such amounts and subject to such terms and conditions as the Committee may determine, and, at the discretion of the Committee, such determinations may include determining categories of employees and the number of shares to be made available to employees in each such category. The purchase price for shares of Common Stock purchased pursuant to any stock purchase right granted under the 2002 Participation Plan shall be no less than the fair market value of such Common Stock as of the date of purchase.

Under the 2002 Plan, the Compensation Committee may in its discretion allow payment, in whole or in part, through the delivery of a full recourse, limited recourse or non-recourse (as determined by the Committee) promissory note bearing interest (at no less than such rate as shall then preclude the imputation of interest under The Internal Revenue Code of 1986, as amended) and payable upon such terms as may be prescribed by the Compensation Committee or the Board of Directors. The Compensation Committee may prescribe the form of such promissory note and the security to be given for such note. However, Common Stock may not be purchased pursuant to a stock purchase right by delivery of a promissory note or by a loan from the Company when or where such loan or other extension of credit is prohibited by law or by any agreement to which the Company is a party. Notwithstanding the foregoing, the Company has ceased extending new loans (or modifying existing loans) to any director or executive officer effective as of July 30, 2002.

The 2002 Plan provides for awards covering up to 750,000 shares of Common Stock. As of October 31, 2006, 33,042 shares had been issued upon exercise of options previously granted under the 2002 Plan, options to purchase an aggregate of 188,625 shares of Common Stock at prices ranging from $6.19 to $20.00 per share remained outstanding, awards of 190,000 shares of restricted Common Stock had been granted, net of forfeitures, no shares of Common Stock had been issued under the stock purchase provisions of the 2002 Plan, and 338,333 shares remained available for future grant.

Compensation Committee Membership, Interlocks and Insider Participation

During fiscal year 2006, the Company’s Compensation Committee consisted of Ms. Hensley and Messrs. Janks and Krause. No member of the Compensation Committee was at any time during the 2006 fiscal year or at any other time an officer or employee of the Company. None of our executive officers serve, or in the past year has served, as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving on our Compensation Committee. None of our executive officers serve, or in the past year has served, as a member of the compensation committee of any other entity that has one or more executive officers serving on our Board of Directors.

Compensation Committee Report on Executive Compensation

The Compensation Committee reviews and approves the compensation program for the Company’s executive officers. The committee is authorized to determine the compensation (including annual base salaries and bonuses) of the Chief Executive Officer, President, Chief Financial Officer and other Executive Vice Presidents of the Company (the “Executive Officers”). Additionally, the committee approves the Company’s annual bonus program, which awards specified bonuses to designated employees of the Company, including the Company’s Executive Officers, subject to the Company achieving specified performance goals. The committee also administers the Company’s equity participation plans and the granting of options, restricted stock awards and any other awards thereunder.

General Compensation Philosophy

The Company’s executive compensation policies are designed to meet the following objectives: (1) to attract and retain talented executives; (2) to reward individual achievement appropriately; and (3) to enhance the financial performance of the Company, and thus stockholder value, by significantly aligning the financial interests of the Company’s executives with those of its stockholders. To accomplish these objectives the Company’s executive compensation program for Executive Officers other than the Chief Executive Officer typically includes: (A) annual base salaries; (B) cash bonuses; and (C) grants of stock options and restricted stock awards.

Executive Officers also participate in other benefit plans available to employees generally, including the Company’s Retirement Plan and a medical plan.

Annual Base Salaries and Bonuses

The committee determines compensation for Executive Officers other than the Chief Executive Officer after taking into account the recommendations of the Chief Executive Officer together with such factors as job complexity, level of responsibility, how the position relates to the Company’s long-term strategic goals, and the particular individual’s skills, experience, background and performance. While there are no pre-established weightings given to these factors, particular importance is placed on attracting and retaining quality individuals in order to establish and secure an effective executive team for the Company. The Company’s Executive Officers are also entitled to receive bonuses in accordance with the Company’s annual bonus program, as approved by the committee.

During the past fiscal year the committee approved annual base salary increases for Jose Luis Laparte, from $360,000 to $370,800; John Heffner, from $220,000 to $226,600; Robert M. Gans, from $250,000 to $257,500; Thomas D. Martin, from $215,000 to $221,500; William J. Naylon, from $231,750 to $239,000; John Hildebrandt, from $200,000 to $206,000; Brud Drachman, from $177,000 to $182,300; and A. Edward Oats, from $177,000 to $182,300.

Stock Options and Restricted Stock Awards

The long-term incentive aspect of the Company’s executive compensation program is realized primarily by making stock option grants and restricted stock awards. These grants and awards are viewed as a particularly effective tool to attract experienced and talented employees and to encourage their long-term quality performance with the Company. Because the value of these grants and awards is dependent upon stock performance, the stock option and restricted stock programs directly align employee compensation with the interests of the Company’s stockholders.

Restricted stock awards vest at the rate of 20% per year, and stock options are exercisable at the rate of 20% per year (or, for stock options issued during fiscal year 2004 at the rate of 33% per year), thereby providing an incentive for the recipients to remain with the Company. Stock options are granted at a price equal to the fair market value of a share of Common Stock as of the date of committee approval of the grant. In issuing stock options and restricted stock awards, the committee considers the recommendations of senior management, the duties and responsibilities of the employee, the anticipated future performance of the employee and that individual’s ability to impact positively the achievement of the Company’s objectives.

Chief Executive Officer Compensation

Robert E. Price, who as of October 31, 2006 beneficially owned 49.7% of the Company’s Common Stock, has been Chief Executive Officer of the Company since April 18, 2006 and served as Interim Chief Executive Officer of the Company since April 1, 2003. Through October 2005, Mr. Price did not receive any salary or other remuneration from the Company. Effective November 2005, pursuant to Mr. Price’s recommendation with which the Committee concurred, Mr. Price receives an annual salary of $75,000 per year. In determining this salary, factors considered included Mr. Price’s time commitments and expertise, as well as subjective factors. Neither the profitability of the Company nor the market value of its stock were considered in setting this salary.

Omnibus Budget Reconciliation Act Implications for Executive Compensation

It is the responsibility of the Board (or the Compensation Committee) to address the issues raised by the tax laws which limit the deductibility of executive compensation in excess of $1,000,000 unless the compensation is “performance based.” In this regard, a determination must be made as to whether any actions with respect to this limit should be taken by the Company. At this time, it is not anticipated that any executive officer will receive compensation in excess of this limit. Nevertheless, the Company has sought to comply with the requirements of Section 162(m) of the Code, so that awards granted under the 1998 Plan, the 2001 Plan and the 2002 Plan qualify as “incentive based compensation” that will not count against the $1,000,000 limit on deductibility. Such compliance includes seeking stockholder approval of the 1998 Plan at the 1999 Annual Meeting of Stockholders, the 2001 Plan at the 2002 Annual Meeting of Stockholders, the 2002 Plan at the 2003 Annual Meeting of Stockholders and the amendment of the 2002 Plan at the 2006 Annual Meeting of Stockholders. Additional action will be taken if it is warranted in the future.

Summary

The committee believes that the above-described cash compensation program and long-term incentives (in the form of stock option awards and stock purchase rights) provide appropriate alignment of the long-term interests of the Company’s Executive Officers, the Company and its stockholders.

Katherine L. Hensley

Leon C. Janks

Lawrence B. Krause

Audit Committee Report

The Audit Committee oversees the Company’s financial accounting and reporting process and the audits of the financial statements of the Company. All committee members satisfy the definition of independent director set forth at Rule 4200(a)(15) of the Nasdaq Stock Market’s listing standards. On July 15, 2004, the Board of Directors adopted an Amended and Restated Audit Committee Charter, a copy of which was attached to the Proxy Statement for the Company’s 2005 Annual Meeting of Stockholders.

In fulfilling its oversight responsibilities, the committee reviewed and discussed with management the audited financial statements in the Annual Report, including a discussion of the quality, and not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Company’s independent auditors, Ernst & Young LLP, are responsible for expressing an opinion on the conformity of its audited financial statements with generally accepted accounting principles. Ernst & Young met with the committee and expressed its judgment as to the quality, not just the acceptability, of the Company’s accounting principles and discussed with the committee other matters as required under generally accepted auditing standards, including those matters required under Statement on Accounting Standards No. 61 or the Codification of Statements on Auditing Standards, AU Section 380. In addition, Ernst & Young discussed the auditors’ independence from the Company and from the Company’s management and delivered to the committee those matters to be set forth in written disclosures as required by Independence Standards Board Standard No. 1.

The committee discussed with the Company’s independent auditors the overall scope and plan of their audit. The committee meets with the independent auditors, with and without our management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting.

In reliance on the reviews and discussions referred to above, the committee has recommended that the audited financial statements be included in the Annual Report on Form 10-K for the year ended August 31, 2006 for filing with the SEC.

This report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

Leon C. Janks

Katherine L. Hensley

Lawrence B. Krause

PERFORMANCE GRAPH

The graph below compares the cumulative total stockholder return on the shares of Common Stock during fiscal years 2002, 2003, 2004, 2005 and 2006 with the cumulative total return of The Nasdaq Composite Index(1) and the Nasdaq Retail Trade Stocks Index(2) over the same period (assuming the investment of $100 in the Common Stock, the stocks comprising The Nasdaq Composite Index(1) and the stocks comprising the Nasdaq Retail Trade Stocks Index on August 31, 2001 and the reinvestment of all dividends).

	Cumulative Total Return
	8/01	8/02	8/03	8/04	8/05	8/06
PriceSmart, Inc.	100.00	60.00	23.49	20.35	20.00	30.05
NASDAQ Composite	100.00	74.77	100.57	104.53	122.64	127.72
NASDAQ Retail Trade	100.00	103.33	166.28	201.29	221.40	193.37

(1)	The Nasdaq Composite Index was prepared by Research Data Group, Inc. and includes all U.S. Nasdaq Stock Market companies.
(2)	The Nasdaq Retail Trade Stocks Index was prepared by Research Data Group, Inc. and includes all U.S. and foreign companies quoted and traded on Nasdaq that have a primary Standard Industrial Classification (SIC) Code in any of the following ranges: 5200-5599, 5700-5799 or 5900-5999.
(3)	Stockholder returns over the indicated period should not be considered indicative of future stockholder returns. The lines on the graph represent yearly index levels derived from compounded daily returns including all dividends. The indices are reweighted daily, using market capitalization on the previous trading day.

CERTAIN TRANSACTIONS

Relationships with the Price Family, the Price Group, Directors Galinson and McGrory, and Former Director Cahill

As of October 31, 2006, Sol Price beneficially owned approximately 42.0% of the outstanding Common Stock. Sol Price is the father of Robert E. Price, the Company’s Chairman of the Board and Chief Executive Officer. As of October 31, 2006, Robert E. Price beneficially owned approximately 49.7% of the Company’s outstanding Common Stock, including shares that may be deemed to be beneficially owned by Sol Price. As of October 31, 2006, Sol Price and Robert E. Price were members of a group that beneficially owned approximately 52.8% of the Company’s outstanding Common Stock.

Relationships with The Price Group. In October 2005, PS Ivanhoe, LLC, an entity managed by The Price Group LLC, agreed to loan the Company up to $12.5 million to fund the acquisition of certain real estate in Panama. Directors Robert E. Price, Murray L. Galinson and Jack McGrory are members and managers of The Price Group and beneficially own greater than 10% of the equity interests in that entity. The loan had a two-year term and called for monthly interest payments at 8% per annum, and with no origination nor set up fees nor restrictions on early repayment of the debt. The Company borrowed $12.5 million in October 2005 and repaid the loan in full in June 2006. The Company paid a total of $642,000 in interest on the loan.

Use of Private Plane. From time to time, members of the Company’s management have used a private plane owned in part by PFD Ivanhoe, Inc. to travel to business meetings and to review warehouse club operations in Central America and the Caribbean. The Price Group owns 100% of the stock of PFD Ivanhoe, and Sol Price is an officer of PFD Ivanhoe. The Price Group’s members include Sol Price, Robert E. Price, Murray Galinson and Jack McGrory. The Company has reimbursed PFD Ivanhoe based on the amounts the passengers would have paid if they had flown a commercial airline if one or more of the passengers is a member of The Price Group (including Robert E. Price). If the passengers are solely Company personnel, then the Company reimburses PFD Ivanhoe for a portion of the fixed management fee and additional expenses PFD Ivanhoe incurred as a result of the hours flown, including direct charges associated with the use of the plane, landing fees, catering and international fees. During fiscal year 2006, the Company paid PFD Ivanhoe $205,202 to cover the costs associated with the Company’s use of the plane.

Settlement of Suit. In connection with the settlement of a Complaint filed against Sol Price as well as the Company, as nominal defendant, alleging that Sol Price violated Section 16(b) of the Securities Exchange Act of 1934, in relation to an alleged purchase and subsequent sale of shares of the Company’s Common Stock, an affiliate of Sol Price purchased an aggregate of $1,500,000 of the Company’s Common Stock directly from the Company at a price of $8.90 per share, which was $0.50 above the closing price of the Company’s Common Stock at the date that price was established. Additionally, Mr. Price reimbursed the Company the sum of $125,000, which was paid by the Company to Plaintiff’s counsel as part of this settlement.

Promissory Note

In April 2000, John Hildebrandt purchased 3,738 shares of Common Stock pursuant to the stock purchase feature of the 1998 Plan and delivered to the Company a promissory note in the amount of $149,987. Mr. Hildebrandt’s note was a recourse note, bearing interest at a rate of 5.85%, with a term of six years. In April 2006, upon the expiration of the term of this note, Mr. Hildebrandt paid all remaining principal and interest due under the note by delivering 3,738 shares of Common Stock valued at $8.32 per share (the closing price of the Common Stock on April 17, 2006) and paying $118,887 in cash. Mr. Hildebrandt received a cash bonus in April 2006, the after tax proceeds of which were equivalent to the cash portion of the repayment described above.

Relationships with Edgar A. Zurcher

Edgar A. Zurcher, a director of the Company since November 2000, is a partner in a law firm that the Company utilizes in certain legal matters. The Company incurred legal expenses to this law firm of approximately $21,000 during fiscal year 2006.

Mr. Zurcher also is a director of a company that owns 40% of Payless ShoeSource Holdings, Ltd., which rents retail space from the Company. The Company recorded approximately $762,000 in rental income for this space during fiscal year 2006. Mr. Zurcher is also a director of Banco Promerica, from which the Company has recorded approximately $265,000 of rental income for fiscal 2006 for space leased to it by the Company. The Company also received approximately $938,000 in incentive fees on a co-branded credit card the Company has with Banco Promerica in fiscal year 2006. In February 2005, the Company received a one-time refund of approximately $400,000 for an accumulated marketing fund related to the co-branded credit card with Banco Promerica.

GENERAL

Independent Registered Public Accounting Firm

The Audit Committee of the Company’s Board of Directors has selected Ernst & Young LLP to serve as the Company’s independent registered accounting firm for the 2007 fiscal year, subject to the Company and Ernst & Young LLP agreeing on a mutually acceptable engagement letter. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. Such representatives will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Audit and non-audit fees. The aggregate fees billed to us by Ernst & Young LLP, the Company’s independent auditor, for the indicated services for each of the last two fiscal years were as follows:

	2006	2005
Audit Fees (1)	$1,913,000	$1,159,000
Audit Related Fees (2)	—	—
Tax Fees (3)	—	9,000
All Other Fees (4)	25,000	53,000

Total	1,938,000	1,221,000

(1)	Audit Fees consist of fees for professional services performed by Ernst & Young LLP for the audit of the Company’s annual financial statements and review of financial statements included in the Company’s 10-Q filings, and services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)	Audit Related Fees consist of fees for assurance and related services performed by Ernst & Young LLP that are reasonably related to the performance of the audit or review of the Company’s financial statements.

(3)	Tax Fees consist of fees for professional services performed by Ernst & Young LLP with respect to tax compliance, tax advice and tax planning.

(4)	All Other Fees consist of fees for other permissible work performed by Ernst & Young LLP that does not meet with the above category descriptions.

Audit Committee Policy Regarding Pre-Approval of Audit and Permissible Non-Audit Services of Our Independent Auditors

Our Audit Committee has established a policy that generally requires that all audit and permissible nonaudit services provided by the Company’s independent auditors will be pre-approved by the Audit Committee. These services may include audit services, audit-related services, tax services and other services. From the time that the recently adopted pre-approval requirements became effective, all permissible non-audit services provided by the Company’s independent auditors have been pre-approved by the Company’s Audit Committee. Our Audit Committee has considered whether the provision of services under the heading “All Other Fees” is compatible with maintaining the accountants’ independence and determined that it is consistent with such independence.

Section 16(a) Beneficial Ownership Reporting Compliance

Under Section 16(a) of the Exchange Act, directors, officers and beneficial owners of 10 percent or more of the Company’s Common Stock, or reporting persons, are required to report to the SEC on a timely basis the initiation of their status as a reporting person and any changes with respect to their beneficial ownership of the Common Stock. Based solely on our review of such forms received by the Company and the written representations of the reporting persons, the Company has determined that no reporting persons known to the Company were delinquent with respect to their reporting obligations as set forth in Section 16(a) of the Exchange Act, other than (a) Robert Price did not timely report his purchase of 5,000 shares of Common Stock at a price of

$8.00 per share; (b) Edgar Zurcher did not timely report the acquisition by PSC, S.A. of 138,820 shares of Common Stock that the Company issued to PSC, S.A. in consideration of the conveyance by PSC, S.A. to the Company of certain real estate deemed to be valued at an aggregate of $1,112,960; (c) The Price Group LLC did not timely report the exercise by International Finance Corporation of an option requiring The Price Group LLC to acquire 300,000 shares of Common Stock of the Company at a price of $12.00 per share; and (d) Sol Price did not timely report a donation by the Sol and Helen Price Trust of 1,206,975 shares of Common Stock to San Diego Revitalization Corp.

Stockholder Proposals

A proposal to be considered for inclusion in the Company’s proxy statement for the next annual meeting must be received by the Secretary of the Company not later than August 6, 2007 to be considered for inclusion in the Company’s proxy statement and form of proxy relating to that meeting. A stockholder proposal submitted after October 22, 2007 will not be considered timely. Holders of proxies which expressly confer discretionary authority may vote for or against an untimely proposal.

Annual Report

The Annual Report of the Company for the fiscal year ended August 31, 2006 will be mailed to stockholders of record on or about December 4, 2006. The Annual Report does not constitute, and should not be considered, a part of this Proxy solicitation material.

If any person who was a beneficial owner of Common Stock of the Company on the record date for the Annual Meeting of Stockholders desires additional information, a copy of the Company’s Annual Report on Form 10-K will be furnished without charge upon receipt of a written request identifying the person so requesting a report as a stockholder of the Company at such date. Requests should be directed to PriceSmart, Inc., 9740 Scranton Road, San Diego, California 92121, Attention: Secretary.

Other Matters

The Board of Directors does not know of any matter to be presented at the Annual Meeting which is not listed on the Notice of Annual Meeting and discussed above. If other matters should properly come before the meeting, however, the persons named in the accompanying Proxy will vote all Proxies in accordance with their best judgment.

ALL STOCKHOLDERS ARE URGED TO COMPLETE, SIGN AND RETURN

THE ACCOMPANYING PROXY CARD IN THE ENCLOSED ENVELOPE.

By Order of the Board of Directors

Robert M. Gans

Secretary

Dated: December 4, 2006

PRICESMART, INC.

9740 Scranton Road

San Diego, California 92121-1745

The undersigned stockholder of PriceSmart, Inc., a Delaware corporation (the “Company”), hereby appoints Robert M. Gans and John M. Heffner, and each of them, as proxies for the undersigned, with full power of substitution in each of them, to attend the Annual Meeting of the Stockholders of the Company to be held on Tuesday, January 23, 2007 at 10 a.m. Pacific Time, and any adjournment or postponement thereof, to cast, on behalf of the undersigned, all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and revokes any proxy heretofore given with respect to such meeting.

This Proxy is solicited on behalf of the Board of Directors of the Company. The votes entitles to be cast by the undersigned will be cast as instructed on the reverse side. If this Proxy is executed, but no instruction is given, the votes entitled to be cast by the undersigned will be cast “FOR” the proposal listed on the reverse side.

(Continued and to Be Signed on the Reverse Side)

C/O PROXY SERVICES P.O. BOX 9112 FARMINGDALE, NY 11735

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by PriceSmart, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE -1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to PriceSmart, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	PRSMA1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PRICESMART, INC.

1. ELECTION OF DIRECTORS				For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
Nominees:

				☐	☐	☐
01)	Murray L. Galinson	05)	Jack McGrory
02)	Katherine L. Hensley	06)	Robert E. Price
03)	Leon C. Janks	07)	Keene Wolcott
04)	Lawrence B. Krause	08)	Edgar A. Zurcher

NOTE:	The proxies of the undersigned may vote according to their discretion on any other matter that may properly come before the meeting.

NOTE:	Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date